Exhibit 10.4

[Translation of Chinese original]

Equity Transfer Agreement

This agreement is entered into by the following parties on August 4, 2006 in Beijing, the People’s Republic of China (“PRC” or “China”):

Transferor:	Novel-Tongfang Information Engineering Co., Ltd. ( “Party A”), a limited liability company duly incorporated and validly existing under the PRC laws, whose registered office is at Shishan Software Science & Technology Venture Center Tower A, 1/F, Nanhai District, Foshan, Guangdong and its legal representative is Jianming Xiao;

Transferee:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd. (“Party B”), a limited liability company duly incorporated and validly existing under the PRC laws, whose registered office is at Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing and its legal representative is Jianhua Zhu;

Whereas:

(1)	Foshan Nanhai Guokai Digital TV Technology Co., Ltd. (the “Target Company”), a limited liability company duly incorporated and validly existing under the PRC laws, has registered capital of RMB 4.7 million, of which Panasonic Corporation of China contributed RMB 2.303 million, holding 49% equity interest of the Target Company and Party A has contributed RMB 2.397 million, holding 51% equity interest of the Target Company.

(2)	Party A desires to transfer 51% equity interest of the Target Company to Party B and Party B is willing to accept 51% equity interest as transferred.

NOW THEREFORE, Party A and Party B, through friendly consultations, agree as follows in respect of the transfer of 51% equity interest of the Target Company:

Article 1 Equity Transfer

1.1	Party A agrees to transfer, and Party B agrees to accept 51% equity interest of the Target Company (the “Transferred Equity Interest”, means Party A’s 51% capital contribution to the Target Company and all related rights, interests and obligations thereof) pursuant to the terms and conditions hereunder.

1.2	Both Parties agree that Party B, who shall immediately become the holder of the Transferred Equity Interest by the Effective Day, shall possess the rights and assume the obligations related to the Transferred Equity Interest under the PRC laws while Party A shall cease to possess and assume such rights and obligations related to the Transferred Equity Interest.

1.3	After the completion of the equity transfer hereunder, the shareholders, capital contributions and holding percentages of the Target Company shall be:

Party B contributes RMB 2.397 million, holding 51% equity interest of the Target Company;

Panasonic Corporation of China contributes RMB 2.303 million, holding 49% equity interest of the Target Company;

1.4	Both Parties agree that after the Effective Day the Target Company’s board of directors, board of supervisors and senior management shall be reorganized pursuant to the Target Company’s article of association, resolutions of the shareholders meetings and this Agreement.

1.5	After the Effective Day, Party A shall provide Party B with all and any information necessary for Party B reasonably exercising the shareholder’s rights, including but not limited to the resolutions and minutes of the shareholder meetings and board of directors, company’s corporate seals and business licenses.

Article 2 Transfer Price and Payment Method

2.1	Both Parties agree that the transfer price (hereinafter referred to as “Transfer Price”) of the Transferred Equity Interest is determined as RMB 2.37 million. Annex 1 hereto is the Capital Verification Report on Party A’s contribution of such RMB 2.397 million to the Target Company.

2.2	Party A and Party B agree to pay the Transfer Price in the following way:

Party B shall pay to Party A the aforesaid amount at the Transfer Price within ten days after the Effective Day.

Article 3 Effective Day

3.1	The equity transfer shall come into effect on the date when all the following conditions are satisfied Such date is the Effective Day:

(1)	This Agreement is duly and effectively executed by Party A and Party B;

(2)	The Target Company’s shareholders meetings have passed relevant resolutions approving the equity transfer as contemplated herein and Party B’s holding Transferred Equity Interest;

(3)	The Target Company’s articles of association has been lawfully and appropriately amended so as to reflect the equity transfer as contemplated herein and reflect Party B as the shareholder of the 51% equity interest of the Target Company; and

(4)	The Target Company has delivered applications to the applicable authorities of industrial and commercial registrations for the shareholder’s title change so as to register Party B as the shareholder of the 51% equity interest of the Target Company.

3.2	After the execution of this Agreement, each Party, based on the principle of good faith, shall make its best efforts to take all actions necessary for making the equity transfer hereunder come to effect, including but not limited to executing and urging certain third parties to sign any documents or applications, or obtaining any relevant approvals, consents or permits, as well as making relevant filings and announcements.

Article 4 Representations, Warranties and Covenants

4.1	Party A hereby makes the following representations, warranties and covenants to Party B from the Execution Day to the Effective Day, except for the covenants to obtain the approval from the shareholders meeting of the Target Company as stated in 3.1 (2) hereof and to make the Target Company’s other shareholders waive their pre-emptive rights for the Transferred Equity Interest:

(1)	Party A is an enterprise duly incorporated and validly existing under the PRC law, and has all necessary rights, powers and capacities to execute and perform all obligations and responsibilities hereunder. Once executed, this agreement shall be legally and effectively binding on Party A;

(2)	Annex 2 hereto is the Balance Sheet of the Target Company as of July 31, 2006, which is true and accurate, and it reflects no material changes during the period from July 31, 2006 to the Effective Day;

(3)	Party A is not required to obtain approvals from any other government authorities for the purpose to execute and perform this Agreement;

(4)	The equity interest to be transferred by Party A to Party B is lawfully obtained and beneficially owned by Party A, and have not been pledged or encumbered with any other third party’s interests;

(5)	Party A shall assist the Target Company in making applications to the applicable authorities of industry and commerce for the shareholder’s title change so as to register Party B as the shareholder of the 51% equity interest of the Target Company;

(6)	Party A’s transferring all or part of the equity interest to Party B does not conflict with any legal documents binding upon Party A, including any articles of association, contracts or agreements; and

(7)	Before the Closing Day, other shareholders of the Target Company may waive any of their preemptive rights or other restrictions.

4.2	Party B hereby makes the following representations, warranties and covenants to Party A during the period from the Execution Day to the Effective Day:

(1)	Party B has full right, powers and capacities to execute and perform this Agreement, and has obtained all approvals, permits and authorizations for the execution and implement of this Agreement. This Agreement shall be legally and effectively binding on Party B upon the execution;

(2)	Party B’s accepting all or part of the equity interest from Party A does not conflict with any legal documents binding upon Party B, including any articles of association, contracts or agreements; and

(3)	Party B will take all reasonable and necessary actions to assist Party A to complete the equity transfer contemplated herein.

Article 5 Execution Day

5.1	This Agreement shall come into effect after it is legally executed by both Parties.

Article 6 Liabilities for Breach of Contract

6.1	If any Party hereto has any of the following situations, it constitutes a breach of this Agreement:

(1)	Violates any obligation hereunder;

(2)	Violates any undertaking hereunder; or

(3)	Its representations and warranties hereunder are not factually correct or misleading (whether they are made in good faith or bad faith).

6.2	If any of the aforesaid situations occurs, the non-breaching party has the right to request the defaulting party to rectify the breach within thirty Business Days; if the defaulting party fails to rectify the breach in the time limit, the non-breaching party has the right to terminate this Agreement.

6.3	Both Parties warrant to each other, whether the agreement is terminated or not, without prejudice to the rights of compensation for damage enjoyed by one party, the defaulting party shall upon the request of the observant party compensate the non-breaching party the following:

(1)	A certain amount, to make good the non-breaching party’s losses as if the defaulting party did not breach this Agreement;

(2)	For the non-breaching party’s direct or indirect losses resulting from the breach of the defaulting party (including but not limited to reasonable litigation fees, arbitration fees and attorney’s fees paid by the non-breaching party thus).

6.4	Any Party who fails to exercise or delays in exercising its rights hereunder shall not be deemed to waive such rights, and the exercise of such rights in part shall not preclude its exercise in full in the future.

Article 7 Force Majeure

7.1	“Force Majeure” means all events unforeseeable and whose occurrence and consequence are unavoidable and unconquerable, resulting in any Party’s failure to perform all or part of its obligations hereunder.

7.2	In the event of any force majeure, Party A and Party B may suspend the performance of their obligations hereunder during the period of delay caused by the force majeure, and the term of this Agreement shall be automatically extended for a length of time equal to the period of delay.

7.3	The affected party shall immediately notify the other party of the event of force majeure as soon as possible and provide evidencing documents to describe the details of the event and the time of the occurrence within fifteen days. The affected party shall take all reasonable measures to alleviate the consequences of such event.

7.4	In the event of any force majeure, Party A and Party B shall immediately consult with each other to seek a fair solution and make their utmost efforts to mitigate the consequences of the event.

Article 8 Settlement of Dispute

8.1	Consultations

If there are disputes arising from the interpretation or implementation of this Agreement, both Parties shall, after one Party notifies the other Party of the disputing event, settle them by consultations at first on the basis of that keeping them confidential and not damaging both Parties’ original rights and obligations. If the dispute cannot be solved within thirty days upon notification or a longer period agreed upon by both Parties in writing, it shall be settled according to Article 8.2 and Article 8.3 hereof.

8.2	Arbitration Rules

Any dispute arising hereof or related hereto, including the existence, effectiveness or termination hereof shall be submitted to arbitration in Beijing. The dispute shall be arbitrated before China International Economic and Trade Arbitration Committee (hereinafter referred to as “CIETAC”) in accordance with its arbitration rules then effective, and the arbitration award is final and exclusive.

8.3	Procedures

In addition to CIETAC arbitration rules, the arbitration shall proceed as follows:

(1)	The arbitral tribunal shall have three (3) arbitrators. Each Party appoints one arbitrator, and the third arbitrator shall be appointed jointly by both Parties. If both Parties cannot reach a consensus on the appointment of the third arbitrator, it shall be appointed by CIETAC and act as the presiding arbitrator of the arbitral tribunal.

(2)	The arbitration award is final and binding upon both Parties.

(3)	Unless otherwise stated in the arbitration award, the arbitration fees shall be borne by the losing party in accordance with CIETAC arbitration rules then effective.

(4)	In the course of arbitration, both Parties shall continue to perform their respective obligations hereunder (except for those obligations subject to arbitration).

Article 9 Governing Law

9.1	The conclusion, effectiveness and interpretation of this Agreement as well as the settlement of disputes are governed by the PRC law.

Article 10 Miscellaneous

10.1	Any amendments hereto shall be in writing and executed by both Parties. Any amendment or supplement hereto shall be an integral part hereof.

10.2	Any Party shall not transfer or purport to transfer all or part of its rights or obligations hereunder, without the other Party’s written consent.

10.3	If any provision hereof is deemed to be invalid by a court or arbitration tribunal, the effectiveness of the remaining provisions shall not be affected.

10.4	Any notices under this Agreement shall be made in writing and be delivered by registered mail, courier, DHL or similar express delivery companies, fax, telegraph, e-mail or other electronic communications. A notice shall be deemed to be delivered when arriving at recipients’ registered addresses. If delivered by registered mail, the receipt date on the mailing return is the date of arrival; if delivered by DHL or similar express companies, the date confirmed formally is the date of arrival; if delivered by fax, when the confirmation information is received from the fax machine, the delivery is deemed to be done; and if delivered by telegraph or e-mail, the next Business Day following delivery is the date of arrival.

10.5	This Agreement shall be written in Chinese with four original copies. Each Party shall hold one copy, one copy for the Target Company’s files, and the last copy shall be submitted to the applicable authority for industrial and commercial registration. All copies are equally effective.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the Preamble hereof.

Party A: Novel-Tongfang Information Engineering Co., Ltd.
Legal/authorized representative:	/s/ Jianhua Zhu

Party B: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.
Legal/authorized representative:	/s/ Dong Li

Annex 1: Capital Verification Report of Foshan Nanhai Guokai Digital TV Technology Co., Ltd. (Omitted)

Annex 2: Balance Sheet as of July 31, 2006 of Foshan Nanhai Guokai Digital TV Technology Co., Ltd. (Omitted)

Foshan Nanhai Guokai Digital TV Technology Co., Ltd.

Equity Transfer Agreement

This agreement, dated the March 15, 2007 in Beijing, the People’ Republic of China (“the PRC” or “China”), is entered into between Novel-Tongfang Information Engineering Co., Ltd. (“Party A”), Beijing Novel-Tongfang Digital TV Technology Co., Ltd. (“Party B”) and Panasonic Corporation of China (“Party C”), regarding Party A’s transfer of its equity interest in Foshan Nanhai Guokai Digital TV Technology Co., Ltd. (the “Joint Venture”) to Party B.

Article 1 Basic Information of All Parties

Party A: Novel-Tongfang Information Engineering Co., Ltd.

Registered Office: Shishan Software Science & Technology Venture Center Tower A, 1/F, Nanhai District, Foshan, Guangdong

Legal Representative: Wangzhi Chen

Position: Chairman

Nationality: Chinese

Party B: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Registered Office: Jingmeng Hi-Tech Building B, Room 402, No.5, Shangdi East Road, Haidian District, Beijing

Legal Representative: Name: Jianhua Zhu

Position: Chairman

Nationality: Chinese

Party C: Panasonic Corporation of China

Registered Office: Aode Mansion 6-7/F and Room 802A, Jia No.8 Guanghua Road, Chaoyang District, Beijing

Legal Representative:

Position: CEO

Nationality: Japanese

Article 2 Transfer of Equity Interests

2.1	Pursuant to this Agreement, Party A agrees to transfer its equity interest in the Joint Venture at a value of RMB 2.397 million (accounting for 51% of the total registered capital of the Joint Venture, hereinafter referred to as “Party A’s Transferred Equity Interest”) and Party B agrees to take such Party A’s Transferred Equity Interest.

2.2	Party C agrees upon the transfer of Party A’s Transferred Equity Interest from Party A to Party B pursuant to 2.1 above hereof.

2.3	After Party A’s Transferred Equity Interest is completed and the title change is made pursuant to this Agreement, in the Joint Venture’s total registered capital of RMB 4.7 million, Party B’s and Party C’s contributions in amount and percentage are as follows:

(1)	Party B: 2.397 million 51%

(2)	Party C: 2.303 million 49%

Article 3 Transfer Price

The price of Party A’s Transferred Equity Interest shall be RMB 2,255,857.54 (the “Transfer Price”).

All the investing Parties acknowledge and agree that the Transfer Price is in compliance with Article 5.5 of the Joint Venture Agreement of Foshan Nanhai Guokai Digital TV Technology Co., Ltd. (the “Joint Venture Agreement”) dated June 15, 2004, and Article 3.6 of the Articles of Association of Foshan Nanhai Guokai Digital TV Technology Co., Ltd. (the “Articles of Association”) as well as applicable laws and regulations on transfers of state-owned assets.

Article 4 Payment

Party B shall, within fifteen days (excluding Saturday, Sunday and holidays) after this Agreement comes into force, make a payment in RMB of the Transfer Price pursuant to Article 3 hereof to the following bank account designated by Party A:

Bank Name: Bank of China, Foshan Nanhai Shishan Sub-branch,

Account No.: 884555542508091001

Payee: Novel-Tongfang Information Engineer Co., Ltd.

Party B’s obligation of payment shall be completed upon the reception of the amount of the Transfer Price in the above-mentioned bank account. Party A shall, after being confirmed that the payment has been deposited in its account, send Party B a written notice, which shall be deemed as the completion of the transfer of Party A’s Equity Interest hereunder.

Article 5 Covenants

Party A hereby makes its representations and covenants as follows:

In respect to Party A’s Transferred Equity Interest, Party A has not put any security on it nor arranged any commitments with any third party. Hence, in the event that any disputes is raised from any third party with regard to Party A’s Transferred Equity Interest, Party A shall take all the responsibilities, resolve the problem on its own, and indemnify the Joint Venture, Party B and Party C and relieve them from any liabilities.

Subject to the previous paragraph, Party A shall not be held liable after this Agreement becomes effective, for any operating loss of the Joint Venture, regardless of the time when the cause of such loss comes into existence.

Article 6 Succession of Rights and Responsibilities

After receiving Party A’s Transferred Equity Interest, Party B, as an investor in the Joint Venture, is entitled to fully succeed Party A’s intact status, all rights and obligations under the Joint Venture Agreement and the Articles of Association while Party A shall cease to possess such rights and obligations.

Article 7 Other Expenses

Pursuant to this Agreement, both Parties shall jointly bear any charges resulted from Party A’s Transferred Equity Interest, unless requesting any third party to take certain charges, provided that any expenses on the process of approvals or title changes for the equity interests of the Joint Venture shall be borne by the Joint Venture.

Article 8 Liabilities for Breach of Contract

The obligations and responsibilities hereunder shall be performed by all Parties on basis of timeliness, correctness and lawfulness. Where any Party fails to perform its obligations or responsibilities hereunder or alter its performance without the other parties’ consent or approvals from applicable authorities, it shall be deemed as a breach of this Agreement and the default party is liable to indemnify the other Parties for any direct loss resulted from such breaches.

Article 9 Governing Law

The conclusion, interpretation and execution of this Agreement are governed by PRC laws.

Article 10 Settlement of Disputes

10.1	All disputes arising out of the implementation of or related hereto shall preferably be settled through friendly consultations among all the Parties. If the dispute cannot be solved within 120 days after the dispute occurs, it shall be submitted to the Foreign Economic and Trade Arbitration Commission for arbitration, upon a written request from any Party.

10.2	The arbitration award shall be final and binding upon all the Parties.

10.3	The cost of arbitration shall be borne by the losing Party, unless set forth otherwise by the arbitration award or arbitration rules.

Article 11 Approval Request and Effectiveness of this Agreement

11.1	After this Agreement is executed and a board resolution of the Joint Venture regarding this Agreement is passed, all the Parties shall have the Joint Venture submit a written request to applicable Chinese authorities for the approval of this Agreement.

11.2	This Agreement will come into force on the date of the approval by such Chinese authorities.

11.3	In the event that this Agreement fails to become effective 90 days after execution, or the Chinese authorities require certain changes in the terms hereof but any Party does not agree upon such changes, and all the Parties shall promptly consult with each other to consider any solutions in good faith.

Article 12 Registration

12.1	After this Agreement is approved, all the Parties shall have the Joint Venture promptly start the process of title changes at the applicable authorities of industrial and commercial administration.

12.2	All the Parties shall provide full support for the title change process by the Joint Venture.

Article 13 Amendments of the Joint Venture Agreement and Articles of Association

All the Parties may make amendments to the Joint Venture Agreement or the Articles of Association in accordance with this Agreement.

Article 14 Force Majeure

14.1	If any event of force majeure precludes any Party from performing all or part of its obligations hereunder, all the Parties shall promptly coordinate with each other to work out solutions.

14.2	Force majeure stipulated in 14.1 means any war, natural disaster including fire, flood, storm and earthquake, changes in government rules or laws, any accident or any consequences of such accident that cannot be foreseen, prevented or avoided by any Party.

Article 15 Execution of this Agreement

This Agreement is written in Japanese and Chinese with seven original copies for each of the two languages. Both versions and each of the copies shall have equal legal effect. Each of Party A, Party B, Party C and Joint Venture shall hold one copy and the other copies shall be submitted to Chinese regulatory authorities.

Party A: Novel-Tongfang Information Engineering Co., Ltd.
(Signature and Seal)	/s/ Hua Guo

Party B: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.
(Signature and Seal)	/s/ Jianhua Zhu

Party C: Panasonic Corporation of China

(Seal)

March 15, 2007